Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Announces Completion of Capital Raise

BIRMINGHAM, Ala. – (BUSINESS WIRE) – June 18, 2009 – Regions Financial Corporation (NYSE: RF) today announced that it will have raised $2.5 billion when its previously announced exchange offer of common stock for trust preferred securities settles on June 22, 2009. This fully meets the Tier 1 common equity capital requirements prescribed by the Federal Reserve’s Supervisory Capital Assessment Program (SCAP).

The company’s public equity offering of common stock, announced May 20, 2009, generated net proceeds of $1.769 billion and its public offering of mandatory convertible preferred stock generated net proceeds of $278 million. The company’s previously announced offer to exchange common shares for outstanding 6.625% Trust Preferred Securities issued by Regions Financing Trust II, which expired yesterday, and is expected to settle on June 22, 2009, will generate additional Tier 1 common equity of $172 million.

In addition to these public offerings, the company sold shares it owned inVisa Inc. and other securities, which generated capital of $117 million. As a result of these capital raising efforts, Regions also expects that approximately $200 million of deferred tax assets will be included in the company’s Tier 1 common equity buffer required by SCAP.

“Our ability to raise this capital in such a short period of time indicates to us that investors recognize Regions’ value and the strength of our franchise,” said Dowd Ritter, Regions’ chairman, president and CEO.

In connection with the SCAP, banking regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the Tier 1 common equity measure. Because Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions. Since analysts and banking regulators may assess Regions’ capital adequacy using Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

About Regions Financial Corporation

Regions Financial Corporation, with $142 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates 1,900 banking offices and approximately 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements, which reflect Regions current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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In October 2008, Congress enacted and the President signed into law the Emergency Economic Stabilization Act of 2008, and on February 17, 2009, the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the Department of the U.S. Treasury (the “U.S. Treasury”) and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system and may announce additional programs that will apply to Regions in the future, all of which may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

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Until Regions is able to repay the outstanding preferred stock issued under the Troubled Relief Asset Program (“TARP”), the impact of compensation and other restrictions on Regions as an issuer of the TARP preferred stock.

•	Regions’ ability to maintain sufficient capital to meet regulatory requirements and support its operations.

•	The impact of possible additional loan losses and reserve build-up on earnings and capital.

•	Possible changes in interest rates, which may affect funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

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Possible other changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on Regions’ business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits, which could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The foregoing list of factors is not exhaustive; for discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward-Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2008, and Form 10-Q for the quarter ended March 31, 2009, as amended by Amendment No. 1 and Amendment No. 2 thereto, as on file with the Securities and Exchange Commission.

The words “goal,” “target,” “objective,” “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

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